EXHIBIT 99

FOR IMMEDIATE RELEASE

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino Vice President & CFO (724) 387-5235	Joe Calabrese General Contact (212) 445-8434	Julie Tu Analyst Information (212) 445-8456

RESPIRONICS EXCEEDS REVENUE AND EARNINGS
GUIDANCE FOR FISCAL YEAR 2004 SECOND QUARTER,
REVISES 2004 OUTLOOK UPWARD

MURRYSVILLE, PA, January 22, 2004—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and six months ended December 31, 2003.

FINANCIAL RESULTS
Three Months Ended December 31, 2003
 Net sales for the second quarter totaled $192.3 million, up 27 percent over the $151.9 million in the second quarter a year ago. All of the revenue increase represents organic growth as the Company’s acquisitions of Novametrix Medical Systems Inc. and Fuji RC were completed during the 2002 fiscal year. Changes in foreign currency exchange rates contributed approximately $2.8 million to revenues during the current year’s second quarter versus the prior year.

Domestic revenues increased 23 percent from $116.3 million in the second quarter a year ago to $142.9 million in the current year’s quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $17.2 million, or 28 percent in domestic sleep therapy products. The Company’s domestic hospital revenues were driven by 30 percent growth in its core hospital ventilation systems, the Esprit™ Critical Care Ventilator and BiPAP® Vision® Noninvasive Ventilator and related accessories.

International revenues totaled $49.4 million for the second quarter, a 39 percent increase over the $35.5 million reported a year ago. The strong growth in international sales was driven by significant revenue gains in the Company’s sleep therapy and ventilation products for the homecare market as well as increases in the Company’s hospital ventilation product lines; the primary geographic drivers for these revenue gains were Europe and Asia.

Net income for the current quarter was $15.9 million, or $0.45 per share, including the restructuring and acquisition-related expenses described below which totaled $2.5 million on a pre-tax basis or approximately $0.05 per share after-tax. Net income including restructuring and acquisition-related expenses for the second quarter of fiscal year 2003 was $9.2 million, or $0.27 per share. Excluding the impact of these charges, net income for the current quarter was $17.5 million, or $0.50 per share, a 27 percent increase over the $13.8 million, or $0.40 per share (excluding restructuring and acquisition-related expenses), reported a year ago. The improved earnings for the second quarter were primarily the result of sales and operating margin increases compared to the prior year.

The Company also noted that it contributed $1.5 million to the newly established Respironics Sleep and Respiratory Research Foundation. The Foundation was formed for scientific, educational and charitable purposes and will be used to promote awareness of and research into the medical consequences of sleep and respiratory problems. The contribution to the foundation was funded by the foreign exchange gains generated during the quarter.

Restructuring and acquisition-related expenses incurred during the quarter ended December 31, 2003 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

Six Months Ended December 31, 2003
 For the six-month period ending December 31, 2003, net sales increased to $356.4 million, a 23 percent increase compared to $290.5 million from the last year’s comparable six-month period.

Net income for the six-month period ended December 31, 2003 was $27.1 million, or $0.77 per share, including the restructuring and acquisition-related expenses described below which totaled $5.9 million on a pre-tax basis or approximately $0.11 per share after-tax. Excluding the impact of these charges, net income on a year-to-date basis was $30.8 million, or $0.88 per share, a 25 percent increase over the $24.7 million, or $0.72 per share, reported a year ago.

COMMENTS FROM MANAGEMENT
Quarterly Results
 John Miclot, President and Chief Executive Officer of Respironics, commented, “Our strategy calls for us to bring valued solutions to the sleep and respiratory markets. We are pleased to report that our strong financial performance for the second quarter of fiscal year 2004 was driven by impressive results across our various product and geographic segments in these two major markets. The success of our solutions-approach to the sleep therapy market is demonstrated by our 28 percent growth domestically in this marketplace. Our sleep therapy units and the masks and accessories that complement these units showed continued strong performance. In the domestic hospital market, our 18 percent year-over-year growth demonstrates the acceptance of our approach to the management of ventilated patients in the hospital setting. We are particularly pleased with the revenue gains for our BiPAP® Vision® Noninvasive Ventilator and the Esprit™ Critical Care Ventilator for the hospital market. Our ventilation units and accessories increased by 30 percent year-over-year.”

Commenting on the Company’s performance in the international marketplace, Miclot added, “Our strategic investment in Fuji RC and our continued focus on the global sleep and respiratory markets is continuing to bring us significant returns and success in the major regions of the world. We are particularly pleased with our exceptional growth in sleep therapy revenues internationally and the success we achieved with our ventilation portfolio. This strong and balanced performance across our global markets is testimony to the strength of our divisional management and their ability to determine the needs of their various customers and then deliver effective and valued solutions.”

Respironics continued to strengthen its overall financial position with another strong quarter of cash generation. The Company’s cash provided from operations exceeded $31.0 million and overall cash balances increased by over $20.0 million during the quarter. Days sales outstanding for accounts receivable were 63 days for the quarter ended December 31, 2003, and the Company continues to grow revenue while maintaining inventory investments at their historical level. “The Company’s ability to generate strong cash flows and the overall strength of our balance sheet positions us well to execute our future strategy, which calls for us to continue to invest in our current markets while expanding the Company’s reach into other areas of sleep and respiratory,” John Miclot concluded.

Outlook

For fiscal year 2004, the Company is revising its earnings and revenue guidance upward, resulting in earnings per share estimates (exclusive of the restructuring and acquisition-related expenses described below) of approximately$1.99 to $2.03 and revenue expectations of approximately $735.0 million to $750.0 million. Earnings per share estimates for the quarter ending March 31, 2004 are in the range of $0.54 to $0.56.

This earnings per share outlook does not include the impact of restructuring expenses that will occur during the 2004 fiscal year resulting from previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility. During the remainder of the 2004 fiscal year, the Company expects to incur additional restructuring expenses estimated to be in the range of $3.0 million to $3.5 million on a pre-tax basis, or $0.05 to $0.06 per share after tax, associated with these actions. Based on the Company’s current schedule for this facility consolidation, the Company expects that approximately $2.0 million to $2.5 million of these restructuring expenses on a pre-tax basis, or $0.04 per share after tax, will be incurred during the quarter ended March

31, 2004. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 100 countries and employs more than 2,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
 This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and growth of markets, acceptance of the Company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, anticipated results from acquisitions and restructuring, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	12/31/03	12/31/02	12/31/03	12/31/02
Sales	$192,318	$151,881	$356,376	$290,523
Gross profit	101,479	76,330	185,536	144,466
Restructuring and acquisition-related expenses	2,545	7,398	5,891	10,563
Income before income taxes	25,185	14,812	42,827	29,103
Net income	15,902	9,213	27,052	18,099
Basic earnings per share	0.47	0.28	0.79	0.54
Diluted earnings per share	0.45	0.27	0.77	0.53
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.50	0.40	0.88	0.72
Basic shares outstanding	34,112	33,477	34,068	33,402
Diluted shares outstanding	35,045	34,239	34,976	34,214

(1)	- See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Six months ended
	12/31/03	12/31/02	12/31/03	12/31/02
Domestic Homecare	$116,570	$94,037	$223,288	$184,406
Domestic Hospital	26,348	22,302	42,368	39,726
International	49,400	35,542	90,720	66,391
Total	$192,318	$151,881	$356,376	$290,523

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	12/31/03	6/30/03
Cash	$121,850	$95,900
Trade accounts receivable	135,555	128,127
Inventory	82,647	83,986
Other current assets	35,807	32,002
Total current assets	375,859	340,015
Property, plant and equipment (net)	108,562	98,680
Other assets, including goodwill	145,049	143,501
Total assets	$629,470	$582,196

Current liabilities	$133,679	$127,229
Long-term obligations	24,005	16,513
Other non-current liabilities	7,071	11,585
Shareholders’ equity	464,715	426,869
Total liabilities and shareholders’ equity	$629,470	$582,196

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Six months ended
	12/31/03	12/31/02	12/31/03	12/31/02
GAAP net income	$15,902	$9,213	$27,052	$18,099
Restructuring and acquisition-related expenses, net of tax	1,623	4,602	3,738	6,570
Net income, excluding the impact of restructuring and acquisition-related expenses	$17,525	$13,815	$30,790	$24,669
Diluted shares outstanding	35,045	34,239	34,976	34,214
Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.50	$0.40	$0.88	$0.72

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Six months ended
	12/31/03	12/31/02	12/31/03	12/31/02
Restructuring charges associated with facility changes
Included in cost of goods sold	$0	$355	$0	$355
Included in restructuring and acquisition-related expenses	2,545	5,500	5,891	5,500
Acquisition-related integration expenses	0	1,543	0	4,708
Total	$2,545	$7,398	$5,891	$10,563

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidations) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.